Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated July 17, 2002 is made and entered into by and between CompuCom Systems, a Delaware corporation (“Employer”), and John F. McKenna, an executive employee of Employer (“Executive”).

Recitals

A.    Executive is employed by Employer in an executive capacity and Executive has agreed to continue as an employee of Employer pursuant to the terms of this Agreement.

B.    Employer desires that the Executive continue as an employee of Employer in order to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that retaining the Executive’s services as an employee of Employer and the benefits of his/her business experience are of material importance to Employer and Employer’s shareholders.

Agreement

NOW, THEREFORE, in consideration of Executive’s continued employment by Employer and the mutual promises and covenants contained herein the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive’s employment relationship with Employer.

Section I.    General Duties of Employer and Executive.

1.1.    Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. The duties and responsibilities of Executive shall include those described for the particular position held by Executive while employed hereunder in the Bylaws of Employer or other documents of Employer, and shall also include such other or additional duties, for Employer, as may from time-to-time be assigned to Executive by the Board of Directors of Employer or any duly authorized committee thereof. The executive capacity that Executive shall hold while this Agreement is in effect shall be that position as determined by the Board of Directors, or any duly authorized committee thereof, from time to time in its sole discretion. While employed hereunder, the initial position that Executive shall hold (until such time as such position may be changed as aforesaid) shall be the position of Senior Vice President Services.

1.2.    While employed hereunder, Executive shall obey the lawful directions of the Board of Directors of Employer, or any duly authorized committee thereof, and shall use his best efforts to promote the interests of Employer and to maintain and to promote the reputation thereof. While employed hereunder, Executive shall devote his/her time, efforts, skills and attention to the affairs of Employer in order that he/she shall faithfully perform his/her duties and obligations hereunder and such as may be assigned to or vested in him/her by the Board of Directors of Employer, or any duly authorized committee thereof.

1.3.    While this Agreement is in effect, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with Employer, provided that such businesses or activities do not materially interfere with his/her performance of the duties assigned to him/her in compliance with this Agreement by the Board of Directors of Employer or any duly authorized committee thereof. In any event, Executive is permitted to (i) invest his/her personal assets as a passive investor in such form or manner as Executive may choose in his/her discretion, (ii) participate in various charitable efforts, and (iii) serve as a director or officer of any other entity or organization that does not compete with Employer.

Section 2.    Compensation and Benefits.

2.1.    As compensation for services to Employer, Employer shall pay to Executive, while this Agreement is in effect, a salary at a monthly rate of $20,833. Any increases to such rate shall be at the discretion of the Compensation Committee duly elected by the Board of Directors. The salary shall be payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans. In addition, Executive shall be entitled to participate in the Company’s Management Incentive Compensation Plan (“MICP) at a rate of 100% of base salary. This bonus will be subject to the parameters set forth by the Compensation Committee each year and the amount of payment will be determined by such Committee.

2.2.    Upon Executive’s furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him/her in the performance of his/her services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy.

2.3.    As long as this Agreement is in effect, Employer will purchase and maintain for Executive’s benefit a guaranteed renewable term life insurance policy having a death benefit of three times annual salary up to $800,000.00. Unless prohibited by any policy or plan under which such insurance is provided, Executive will have the right to purchase at Executive’s cost additional coverage under such policy or plan. Employer will not permit, even in the event of termination of Executive or of this Agreement for any reason, any such policy to lapse without offering Executive the opportunity to take up the premium payments and continue the policy in force.

2.4.    Executive shall have the right to participate in any additional compensation, medical and dental insurance plan, 401(k) plan, other benefit, life insurance or other plan or arrangement of Employer now or hereafter existing for the benefit of executive officers of Employer.

2.5.    Executive shall be entitled to such vacation (in no event less than three (3) weeks per year), holidays and other paid or unpaid leaves of absence as consistent with Employer’s normal policies or as otherwise approved by the Compensation Committee.

2.6.    Executive agrees to submit to and Employer agrees to pay for one complete physical examination on an annual basis at the Cooper Clinic (or similar medical clinic) in Dallas, Texas.

2.7.    As long as this agreement is in effect, Employer will purchase and maintain for Executive’s benefit a comprehensive long-term disability insurance policy. Employer will not permit, even in the event of termination of Executive or of this agreement for any reason, any such policy to lapse without offering Executive the opportunity to take up the premium payments and continue the policy in force.

Section 3.    Preservation of Business; Fiduciary Responsibility.

Executive shall use his/her best efforts to preserve the business and organization of Employer, to keep available to Employer the services of present employees and to preserve the business relations of Employer. Executive shall not commit any act, or in any way assist others to commit any act, that would injure Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his/her service and office.

Section 4.    Initial Term; Extensions of the Term.

The term of this Agreement shall commence on the effective date hereof and be ongoing until the employment relationship is terminated for reasons outlined in this agreement.

Section 5.    Termination.    Employer or Executive may terminate Executive’s employment under this Agreement at any time, but only on the following terms:

5.1.    Executive may terminate his/her employment under this Agreement at any time upon at least thirty (30) days prior written notice to Employer.

5.2.    Employer may terminate Executive’s employment under this Agreement at any time, without prior notice, for “due cause” upon the good faith determination by the Board of Directors of Employer that “due cause” exists for the termination of the employment relationship. As used herein, the term “due cause” shall mean any of the following events:

(i)	any intentional misapplication by Executive of Employer’s funds, or any other act of dishonesty injurious to Employer committed by Executive; or

(ii)	Executive’s conviction of a crime involving moral turpitude; or

(iii)	Executive’s illegal use or possession of any controlled substance or chronic abuse of alcoholic beverages; or

(iv)
Executive’s breach, non-performance or non-observance of any of the material terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of ten (10) business days immediately after notice thereof in writing by Employer to Executive; or

(v)	any other action by the Executive involving willful and deliberate malfeasance or gross negligence in the performance of Executive’s duties.

5.3.    In the event Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 1 of this Agreement for a period of one hundred eighty (180) consecutive business days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Executive’s death, Employer may terminate Executive’s employment under this Agreement upon giving Executive or his/her legal representative written notice at least thirty (30) days’ prior to the termination date. Executive agrees, after written notice by the Board of Directors of Employer or a duly authorized committee or officer of Employer, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer or a duly authorized committee or officer of Employer.

5.4.    Employer may terminate Executive’s employment under this Agreement at any time for any reason whatsoever, even without “due cause,” by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice.

Section 6.    Effect of Termination.

6.1.    In the event the employment relationship is terminated (a) by Executive upon thirty (30) days’ written notice pursuant to Subsection 5.1 hereof, (b) by Employer for “due cause” pursuant to Subsection 5.2 hereof, or (c) by Executive breaching this Agreement by refusing to continue his/her employment and failing to give the requisite thirty (30) days’ written notice, all compensation and benefits shall cease as of the date of termination, other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination, (ii) Executive’s pro rata annual salary through the date of termination, and (iii) those benefits required by law to be made available to terminating employees.

6.2.    If Executive’s employment relationship is terminated pursuant to Subsection 5.3 hereof due to Executive’s incapacity or death, Executive (or, in the event of Executive’s death, Executive’s legal representative) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination and, even though no longer employed by

Employer, shall continue to receive salary compensation and benefits continuation (payable in the manner as prescribed in the third sentence of Subsection 2.1) for a two year period.

6.3.    If Employer (i) terminates the employment of Executive other than pursuant to Subsection 5.2 hereof for “due cause” or other than for a disability or death pursuant to Subsection 5.3 hereof, (ii) demotes the Executive to a position below the level of the position described in Subsection 1.1 or the then current position, (iii) relocates the position outside of a 40 mile geographical radius or (iv) decreases Executive’s salary below the Executive’s current level or reduces the employee benefits and perquisites below the level provided for by the terms of Section 2 hereof, other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all qualifying executives of Employer, then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive’s employment (a “Constructive Termination”). In the event of a Constructive Termination, Executive shall be entitled to receive, in a lump sum within ten (10) days after the date of the Constructive Termination, an amount equal to two years salary and benefits continuation as described in Section 2 for a two year period. The Company will also provide outplacement assistance to Executive in an amount not to exceed $25,000, if so desired by the Executive.

6.4.    For purposes of this Section 6, the term “salary” shall mean the sum of (i) the annual rate of compensation provided to Executive by Employer under Subsection 2.1 immediately prior to the Constructive Termination plus (ii) the targeted cash annual bonuses (MICP) or other cash incentive compensation paid to Executive (based upon most recent position) by Employer, and plus (iii) the prorated amount of the Executive’s current year’s targeted cash annual bonus (MICP).

6.5.    In the event of a Constructive Termination, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements and shall continue for a two year period.

Section 7.    Covenants of Noncompetition.

7.1.    Executive acknowledges that he/she has received and/or will receive specialized knowledge and training from Employer during the term of this Agreement, and that such knowledge and training would provide an unfair advantage if used to compete with Employer. For a one (1) year period after the termination of employment, Executive agrees not to directly or indirectly solicit, entice or induce any Employer customer to become a client, customer, OEM/distributor or reseller of any other person, firm, or corporation with respect to products and/or services then sold by Employer or to cease doing business with Employer, and will not approach any such person, firm, or corporation for such purpose or authorize or knowingly approve the taking of such action by any other person. Executive also agrees that, for a period of one (1) year after the termination of employment, he/she will not, either directly or indirectly, solicit any employee or other independent contractor of Employer to terminate his/her employment or contract with Employer.

Section 8.    Change in Control.

8.1.    Notwithstanding anything to the contrary in this Agreement, if a “Change in Control” (as defined below) of Employer occurs Executive is entitled to all payments provided in Subsection 6.3, including two (2) years of the Executive’s targeted cash annual bonus (MICP) plus a prorated bonus at target for the current year as stated in Subsection 6.4, payable in a lump sum via wire transfer or cashiers check at the closing of the transaction resulting in the Change in Control.

8.2.    If a Change of Control occurs during the course of this Agreement, the Board of Directors will cause to vest and become exercisable immediately prior to the effective date of the Change of Control, all remaining unvested stock options granted to Executive. All such options, and all other options held by Executive, shall be cancelled or repurchased by Employer, and Executive shall receive an amount in cash equal to the amount by which the purchase price of the stock underlying the options exceeds their exercise price, such payments to be made to Executive at or prior to closing by wire transfer or cashiers check.

8.3.    For purposes of this Agreement, the term “Change in Control” of the Employer shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than any Employer employee stock ownership plan or the Employer, becomes the beneficial owner (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Employer representing 25% or more of the combined voting power of Employer’s then outstanding securities, (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below) or (iii) a person (as defined in clause (i) above) acquires (or, during the 12-month period ending on the date for the most recent acquisition by such person or group of persons, has acquired) assets of Employer that have an aggregate market value greater than or equal to 50% of the fair market value of the total assets of Employer immediately prior to such acquisition or acquisitions, or (iv) the common stock of Employer is no longer publicly traded. It is clearly understood, however, that no change of control will be considered as having occurred as long as the common stock of Employer continues to be publicly traded and Safeguard Scientifics, Inc. maintains ownership of more than 35% of the outstanding common shares of Employer, controls the election of the Board of Directors and remains the single largest shareholder of Employer.

8.4.    For purposes of this Agreement, a “Continuing Director” shall mean a member of the Board of Directors who either (i) is a member of the Board of Directors at the date of this Agreement or (ii) is nominated or appointed to serve as a director by a majority of the then Continuing Directors.

8.5.    If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Employer or any other person or entity to or for the Executive’s benefit, whether pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the

Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount equal to the full amount of the Payment.

8.6    All determinations required to be made under Section 8.5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm appointed by the Employer prior to the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Employer that there has been or will be a Payment. All fees and expenses of the Accounting Firm shall be paid by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 8.6, shall be paid by the Employer to the Executive at the time of the Payment. All determinations made by the Accounting Firm shall be binding upon the Employer and the Executive. As a result of the uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Employer.

Section 9.    Inventions.

9.1.    Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles (collectively, “Inventions”) made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive’s employment with Employer that may be directly or indirectly related to the business of, or tests being carried out by, Employer, or any of its subsidiaries, shall be promptly disclosed by Executive to Employer and shall be Employer’s exclusive property.

9.2.    Executive will, upon Employer’s request and without additional compensation, execute any documents necessary or advisable in the opinion of Employer’s counsel to direct the issuance of patents to Employer with respect to Inventions that are to be Employer’s exclusive property under this Section 9 or to vest in the Employer title to such Inventions; the expense of securing any patent, however, shall be borne by Employer.

9.3.    Executive will hold for Employer’s sole benefit any Invention that is to be Employer’s exclusive property under this Section 9 for which no patent is issued.

9.4.    Executive grants to Employer a royalty-free, nonexclusive irrevocable license for any Inventions developed prior to the employment with Employer that he has not reserved that are used by Executive in the performance of his duties for Employer. Executive represents and warrants that any work produced by Executive will not, to the best knowledge of Executive, infringe on any other person’s or entity’s copyright or other proprietary rights, and Executive will hold Employer harmless from any claims and losses based on such infringements.

Section 10.    No Violation.    Executive represents that he/she is not bound by any agreement with any former employer or other party that would be violated by Executive’s work for Employer.

Section 11.    Confidential and Proprietary Information.

11.1.    Executive acknowledges and agrees that he/she will not, without the prior written consent of Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by Employer to be disclosed in the course of performing Executive’s duties under this Agreement for Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to Employer or any parent, subsidiary or affiliated person or entity (collectively, “Confidential Information”). Confidential Information shall include, without limitation, information about Employer’s Inventions, customer lists, customer contracts, vendor contracts, and non-public financial information. Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates that he/she has acquired, or may acquire, was received, or will be received in confidence and as a fiduciary of Employer. Executive will exercise utmost diligence to protect and guard such Confidential Information.

11.2.    Executive agrees that he/she will not take with him/her upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

Section 12.    Return of Employer’s Property.    Upon the termination of this Agreement or whenever requested by Employer, Executive shall immediately deliver to Employer all property in his/her possession or under his/her control belonging to Employer, in good condition, ordinary wear and tear excepted.

Section 13.    Injunctive Relief.    Executive acknowledges that the breach, or threatened breach, by Executive of the provisions of this Agreement shall cause irreparable harm to Employer, which harm cannot be fully redressed by the payment of damages to Employer. Accordingly, Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an injunction enjoining or restraining Executive from any violation or threatened violation of this Agreement.

Section 14.    Arbitration.

14.1.    As concluded by the parties and as evidenced by the signatures of the parties, any dispute between the parties arising out of any section of this Agreement except Sections 7, 9 and 11, will, on the written notice of one party served on the other, be submitted to arbitration complying with and governed by the provisions of the Texas General Arbitration Act, Articles 224 through 238-20 of the Texas Revised Civil Statutes.

14.2.    Each of the parties will appoint one person as an arbitrator to hear and determine the dispute and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties.

14.3.    The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide.

14.4    A material or anticipatory breach of any section of this Agreement shall not release either party from the obligations of this Section 14.

Section 15.    Miscellaneous.

15.1.    If any provision contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

15.2    All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

if to Employer:
        7171 Forest Lane
        Dallas, Texas 75230

        Attn: Chief Financial Officer

if to Executive:

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Subsection 15.2.

15.3.    This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Executive, his/her heirs, executors, administrators, representatives, legatees and assigns. Executive agrees that his/her rights and obligations hereunder are personal to him/her and may not be assigned without the express written consent of Employer.

15.4.    This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any oral statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an authorized officer of Employer.

15.5.    The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Executive agree that the state and federal courts situated in Dallas County, Texas shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This agreement is to be at least partially performed in Dallas County, Texas, and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Dallas County, Texas to hear such disputes. In the event either Employer or Executive is not able to effect service of process upon the other with respect to such disputes, Employer and Executive expressly agree that the Secretary of State for the State of Texas shall be an agent of Employer and/or the Executive to receive service of process on behalf of Employer and/or the Executive with respect to such disputes.

15.6.    Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

15.7.    The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.8.    If either party should file a lawsuit against the other to enforce any right such party has hereunder, the prevailing party shall also be entitled to recover reasonable attorneys’ fees and costs of suit in addition to any other relief awarded such prevailing party.

15.9.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

15.10    Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen. Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in continuing an employment relationship with Executive.

The undersigned, intending to be legally bound, have executed this Agreement on the date first written above.

EMPLOYER:

CompuCom Systems, Inc.

By: /s/ Richard F. Ford

Its: Chairman Compensation Committee

By: /s/ J. Edward Coleman

Its: Chairman, President/CEO

EXECUTIVE:

/s/ John F. McKenna